[OBJECT OMITTED]

Contact:
David Zigdon, CFO
(972) 3-6455004
davidz@radcom.com

                                                       FOR IMMEDIATE RELEASE
                                                       ---------------------


                       RADCOM REPORTS RESULTS FOR Q1 2004
                       ----------------------------------
 -- Revenues Up 119% Y-O-Y; Sales Building of All Convergence Solutions --

      TEL-AVIV,  Israel--April  22,  2004--  RADCOM  Ltd.  (RADCOM)  (NASDAQ:
RDCM) today announced unaudited financial results for the first quarter ended March 31, 2004.

      Revenues for the first quarter of 2004 were $3,504,000, an increase of 119% compared to $1,600,000 in the first quarter of 2003. Net loss for the first quarter of 2004 was $576,000, or $0.05 per share, compared to a net loss of $3,180,000, or $0.30 per share, for the first quarter of 2003.

      Commenting on the results, Arnon Toussia-Cohen, President and CEO of RADCOM, said, "We are pleased to report another quarter of strong Cellular Performer sales together with growing interest and orders for the Omni-Q Voice Quality Management solution. As we expected, first quarter revenues were somewhat lower than the fourth quarter of 2003, reflecting our normal seasonal pattern. However, the fact that we are seing continuous growth on a year-over-year basis is encouraging.

      "During the quarter, we received several repeat orders from major cellular equipment vendors, an important validation of our sales and marketing strategy, and were successful in closing initial Cellular Performer orders from new service providers. We were also pleased to record several new Omni-Q orders, a development which points the increasing scale of some VoIP deployments."

      Mr. Toussia-Cohen continued, "The quarter was also an important period of strategic progress. On the R&D front, we released the powerful Cellular Performer Expert for monitoring GPRS, UMTS, and CDMA2000 networks, and showcased our new Performer Suite of IP Video Test Solutions.

      "On the financial front, we marked another milestone: the closing of a $5.5 million private placement (PIPE investment) of ordinary shares to expand our stability and flexibility. With a strong financial base, industry-leading products and favorable trends, we are optimistic as we look to the future and working on all fronts to achieve our full potential."

RADCOM REPORTS/2

      A teleconference to discuss the results will be held today, April 22nd, at 9:00 a.m. Eastern Daylight Time. To participate, please call 1-888-273-9886 from the U.S., or +1-612-332-0802 from international locations, approximately five minutes before the call is scheduled to begin. A replay of the call will be available from 10:45 AM Eastern Time on April 22nd until midnight April 29th. To access the replay, please call 1-800-475-6701 from the U.S., or +1-320-365-3844 from international locations, and use the access code 727778.

       The conference call can also be accessed online at www.radcom.com.

                                       ###

RADCOM designs, manufactures, markets and supports network test and quality management solutions for service providers, developers and enterprises worldwide. The company specializes in comprehensive performance measurement and voice quality management systems for VoIP and cellular converged networks as well as in a line of high quality, integrated, multitechnology WAN/LAN/ATM test solutions. For more information, please visit www.RADCOM.com.

Certain statements made herein that use the words "estimate," "project," "intend," "expect", "believe" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission.










                          (Financial tables to follow)

RADCOM REPORTS/3

                                                  RADCOM Ltd.
                                     Consolidated Statements of Operations
                                 (1000's of U.S. dollars, except per share data)

                                          Three months ended March 31,
                                          -----------------------------
                                              2004            2003
                                          --------------  -------------
                                           (unaudited)     (unaudited)
                                          --------------  -------------


Sales                                      $      3,504    $     1,600

Cost of sales*                                    1,144          1,621
                                          --------------  -------------
Gross profit (loss)                               2,360            (21)


Research and development, gross                   1,246          1,417
Less - royalty-bearing participation                500            451
                                          --------------  -------------
Research and development, net                       746            966


Sales and marketing                               1,744          1,822


General and administrative                          452            393
                                          --------------  -------------


Total operating expenses                          2,942          3,181
                                          --------------  -------------


Operating loss                                     (582)        (3,202)


Financing income, net                                 6             22
                                          --------------  -------------


Net loss                                           (576)        (3,180)
                                          ==============  =============

                                           $
Basic loss per ordinary share                     (0.05)     $   (0.30)
                                          ==============  =============
Weighted average number of
        ordinary shares (basic)              10,610,274     10,492,050

  * Cost of Sales for the first quarter of 2003 included an inventory write-off in the amount of $960,000


                          (Additional table to follow)

  RADCOM REPORTS/4
                                   RADCOM Ltd.
                           Consolidated Balance Sheets
                            (1000's of U.S. dollars)

                                                 As of              As of
                                                March 31,        December 31,
                                                  2004              2003
                                           ------------------- ----------------
                                              (unaudited)           (audited)
                                           ------------------- ----------------
  Current Assets
       Cash and cash equivalents
                                                       10,460            5,614
       Trade receivables, net                           3,228            3,769
       Inventories and inventory
         prepayments                                    1,826            1,739
       Other current assets                               678              346
                                           ------------------- ----------------
  Total Current Assets                                 16,192           11,468
                                           ------------------- ----------------


  Assets held for severance benefits                    1,470            1,449
                                           ------------------- ----------------

  Property and equipment, net                           1,387            1,486
                                           ------------------- ----------------

  Total Assets                                         19,049           14,403
                                           =================== ================

  Liabilities and Shareholders' Equity
  Current Liabilities
       Trade payables                                   1,536            1,152
       Other payables and accrued expenses              4,283            4,849
                                           ------------------- ----------------
  Total Current Liabilities                             5,819            6,001
                                           ------------------- ----------------

  Liability for employees severance pay
  benefits                                              2,159            2,156
                                           ------------------- ----------------

  Total Liabilities                                     7,978            8,157
                                           ------------------- ----------------

  Shareholders' Equity
       Share capital                                      100               57
       Additional paid-in capital                      43,631           38,273
       Accumulated deficit                            (32,660)         (32,084)
                                           ------------------- ----------------
  Total Shareholders' Equity                           11,071            6,246
                                           ------------------- ----------------

  Total Liabilities and Shareholders'
  Equity                                               19,049           14,403
                                           =================== ================